Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

Policy Summary
This Insider Trading Policy (the “Policy”) is important because federal securities laws prohibit trading in a company’s stock on the basis of material nonpublic information. Penalties for violations of insider trading laws include potential liability and reputational harm for Hilton Grand Vacations Inc. and its subsidiaries (collectively, the “Company”), as well as disciplinary, civil and criminal sanctions for individuals. Generally,

•    Board members and Team Members of the Company are prohibited from trading in the Company’s stock if they are in possession of material nonpublic information.

•    Board members, executive officers and certain other persons may not trade in the Company’s stock during specified blackout periods.

•    Those individuals who are subject to blackout periods must pre-clear their trades with the General Counsel and Chief Financial Officer (or, as applicable, another officer, as more fully discussed in this Policy).

•    Although the main focus of this Policy is the prohibition of insider trading with respect to the Company’s securities, the laws prohibit trading on inside information about the Company’s commercial partners (such as Hilton Worldwide), suppliers and customers or a company that is involved in a potential transaction or business relationship with the Company (the “Other Companies”). Accordingly, Team Members must be mindful that any third-party confidential information they learn in the course of employment with the Company may be subject to insider trading considerations.

•    This Policy also outlines procedures and provides templates to support compliance with all requirements.

Team Members must read the entire Insider Trading Policy. If any Team Member has any questions, such questions should be directed to the General Counsel.

Background and Purpose

Federal securities laws prohibit any member of the Board of Directors (a “Board Member”) or employee of the Company, including employees of all resorts owned and operated by the Company (“Team Members”), employees of resorts owned by third parties but operated or managed by the Company, consultants to the Company, and those other persons and entities identified in Section 2.1 herein, from purchasing or selling Company or Other Companies securities on the basis of material nonpublic information (referred to as “MNPI”) concerning the Company or the Other Companies, as applicable, as well as tipping MNPI to other persons.

These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on Board Members, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (referred to as “controlling person liability”).

Accordingly, the purposes of this Policy are as follows:

•    preventing violations of the insider trading laws;

•    fostering compliance with applicable reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”);

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

•    avoiding even the appearance of impropriety on the part of those employed by, or associated with, the Company;

•    protecting the Company from controlling person liability; and

•    protecting the reputation of the Company, its Board Members, and Team Members.

As detailed below, this Policy also applies to family members and certain other persons and entities with whom Board Members and Team Members have relationships.

1.1    What Type of Information Is “Material”?

Information is “material” if it is likely that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or where it is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. While it is not possible to compile an exhaustive list, information concerning any of the following items should be reviewed carefully to determine whether such information is material:

•    the Company's key financial metrics and results, including, but not limited to, revenues, contract sales, quarterly or annual results, EBITDA, adjusted EBITDA, ROIC, Net Owner Growth (NOG), real estate margin, tour flow, volume per guest, and all GAAP equivalents, including net income and earnings per share;

•    guidance on earnings estimates and changing or confirming such guidance at a later date, or other projections of future financial performance;

•    significant mergers, acquisitions, dispositions, joint ventures, tender offers or other significant changes in assets of the Company;

•    changes in control or in management or the Board of Directors of the Company;

•    incurrence, refinancing, cancellation or repayment of or any other significant transaction involving the Company’s corporate debt, including changes to any key debt terms, such as amounts, interest rates and maturities, or any other key change to the Company’s capital structure;

•    financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of security holders);

•    any financing transactions outside of the ordinary course of business;

•    development or launch of a new brand or a significant change in the strategic direction of an existing brand;

•    any decision to commence or terminate the payment of dividends;

•    developments regarding customers or suppliers (including, without limitation, the Other Companies), including the acquisition or loss of an important contract;

•    changes in compensation policy;

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

•    the establishment of a program to repurchase securities of the Company, or any amendment or successor programs thereto;

•    a stock split;

•    termination of, or amendments or modifications to, any existing material or significant contracts, or entering into any new material or significant contracts (including, without limitation, marketing, licensing, joint venture or similar agreements);

•    a default on outstanding debt of the Company or a bankruptcy filing, corporate restructuring or receivership;

•    cybersecurity incidents, including vulnerabilities or data breaches;

•    legal or regulatory matters;

•    updates or changes to corporate governance practices;

•    significant write-offs;

•    change in or dispute with the Company’s independent registered public accounting firm;

•    a conclusion by the Company or a notification from its independent auditor that any of the Company's previously issued financial statements or auditor’s report regarding such financial statements should no longer be relied upon and/or that a restatement will be needed;

•    a conclusion by the Company or its management or independent auditor that there exists, or may exists, deficiencies (such as a material weakness or significant deficiency) in the Company’s controls and related functions, including, without limitation, its internal controls or disclosure controls and procedures; or

•    a change in or dispute with the Company’s independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. Any person covered by this Policy should resolve any question concerning materiality of particular information in favor of materiality, and thus the activities prohibited by this Policy should be avoided until such information has been publicly disclosed or it has been determined that such information is not, or has ceased to be, material. The SEC takes a broad view as to what information is considered material. If you have any questions as to whether certain information is material, please contact the General Counsel.

1.2    When Is Information “Nonpublic”?

Information concerning the Company or Other Companies is considered nonpublic if it has not been disseminated in a manner making it available to investors and the public generally.

For purposes of this Policy, information is “Nonpublic” until three criteria have been satisfied: (1) the information has been widely disseminated in one or more of the following ways-(a) it has been carried in a “financial” news service such as Bloomberg, (b) it has been carried in a “general” news service such as the Associated Press, (c) it has been carried by a national television news service, (d) it has appeared in a public filing made with the SEC (such as a Report on Form 10-

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

K, Form 10-Q or Form 8-K), (e) it has been made at a conference or during a call to which the public has been granted access by telephonic or electronic transmission or (f) by any other means, which, after consultation with the General Counsel, is believed to provide broad, non-exclusionary distribution of the information to the public in a manner satisfying applicable rules and regulations; (2) the information disclosed was some form of “official” announcement (the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate); and (3) a sufficient amount of time has passed so that the information has had an opportunity to be absorbed by the marketplace. As a general rule and for purposes of this Policy, information should not be considered fully absorbed by the marketplace until one “full trading day” (as defined in Section 3.2(a) hereof) after the information is released.

Prohibitions Relating to Transactions in the Company’s or Other Companies’ Securities
2.1    Persons Covered by this Policy. This Policy applies to the following persons or entities, hereafter referred to as “Covered Persons”:

•    all Board Members;

•    all Team Members;

•    all family members of Board Members and Team Members, which, for purposes of this Policy, means those family members who reside with a Board Member or Team Member and any family member who does not reside in the Board Member’s or Team Member’s household but whose transactions in the Company’s securities are directed by the Board Member or Team Member or are subject to the Board Member’s or Team Member’s influence or control (collectively, “Family Members”); and

•    all corporations, partnerships, trusts, or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities (all hereafter referred to as “Related Entities”).

2.2    Prohibition on Transactions While In Possession of MNPI. Except as provided in Section 4, no Covered Person may:

•    purchase, sell, gift, or donate any securities of the Company or engage in any other transaction to acquire, transfer or dispose of securities, including, but not limited to, market option exercises, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan, while he or she is in possession of any MNPI concerning the Company or recommend to another person that he or she do so;

•    disclose to any other person any MNPI concerning the Company;

•    purchase, sell, gift, or donate any securities of Other Companies or engage in any other transaction to acquire, transfer or dispose of securities of Other Companies while he or she is aware of any MNPI concerning such Other Company that he or she learned in the course of his or her service as a Board Member or Team Member or recommend to another person that he or she do so (also known as “shadow trading”); or

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

•    disclose to any other person any MNPI concerning Other Companies which he or she learned in the course of his or her service as a Board Member or Team Member; or

•    comment on stock price movements or rumors of other corporate developments (including discussions in Internet chat rooms, on message boards, social media websites, news groups or any other similar forums) that are of possible significance to the investing public except in the ordinary course of business consistent with the guidelines set forth in this Policy, the Hilton Grand Vacations Inc. Public Communications, Public Disclosure and Regulation FD Policy and the Hilton Grand Vacations Inc. Confidential Information and Trade Secrets Guidelines and Policy.

2.3    Prohibition on Pledges. No Covered Person may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge Company securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Financial Officer and the General Counsel (or, as appropriate, another officer in lieu of one of such two executive officers) as set forth in Section 3.3.

2.4    Prohibition on Short Sales, Derivative Transactions and Hedges. No Covered Person may engage in any of the following types of transactions:

•    short sales of Company securities, including short sales “against the box”;

•    purchases or sales of puts, calls, or other derivative instruments or securities based on the Company’s securities; or

•    other transactions designed to hedge, offset or reduce the risk of price fluctuations in the Company’s equity.

Additional Prohibitions Applicable to Directors, Executive Officers and Designated Employees
3.1    This Section 3 imposes additional requirements on certain persons in the Company who may have access to MNPI as part of their ordinary course roles and responsibilities (“Access Persons”). For purposes of this Policy, Access Persons are designated as follows:

• all Board Members;
• all officers subject to Section 16 of the Exchange Act (the “Section 16 Officers”);
•    all Team Members at the level of Vice President and above;
•    all Team Members at the level of Director and above working in any department that falls under the Chief Financial Officer, the Chief Operating Officer, the Chief Sales Officer (or similar title), or the Chief Marketing Officer (or similar title);
•    all Team Members at the level of Counsel and above working in any department that falls under the General Counsel;
•    all Team Members, regardless of position, in the following departments:

Corporate Communications;

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

Investor Relations;
SEC Reporting;
Strategy;
Corporate Tax; and
Internal Audit;
•    any other Team Member deemed by the Company to be an Access Person, effective immediately upon notification thereof of such designation by the General Counsel (which may be in the form of a notification of Blackout Periods (as defined below) or a separate communication) and until such time, if ever, that such designation is cancelled by the Company;
• all Family Members of the above listed Access Persons; and
• all Related Entities of the above listed Access Persons.

All Access Persons must submit to the General Counsel an acknowledgment in the form attached hereto as Schedule I.

3.2    Blackout Periods.

(a)    Regular Blackout Periods. Except as provided in Section 4, no Access Person may purchase, sell, or donate, or otherwise acquire or dispose of, any securities of the Company during the period beginning on or immediately following the last trading day that is two weeks prior to the end of each fiscal quarter and ending after the first “full trading day” after the public announcement of earnings for such quarter (a “Regular Blackout Period”). For purposes of this Policy, a “full trading day” shall mean an entire day of trading, exclusive of the day on which the public announcement of earnings or other information, as applicable, and, in the case of earnings, related earnings call occur, unless such public announcement and, in the case of earnings, related call occur before market opens. For example, if the public announcement of earnings and related call take place after market opens on Monday, then the first full trading day would be Tuesday. If the public announcement and related call occur and conclude before market opens on Monday, then the first full trading day would be Monday.

(b)    Corporate News Blackout Periods. The Company may from time to time notify Board Members, applicable Access Persons and other specified Team Members that an additional blackout period (a “Special Blackout Period”) is in effect in view of significant events or developments involving the Company (which may include pending announcement of a share repurchase plan or any amendments thereto). In such event, except as provided in Section 4, no such individual may purchase, sell, or donate, or otherwise acquire or dispose of, any securities of the Company during such Special Blackout Period or inform anyone else that a Special Blackout Period is in effect.

In this Policy, Regular Blackout Periods and Special Blackout Periods are each referred to as a “Blackout Period.”

(c)    Notification of Blackout Periods. The Company will deliver an e-mail (or other communication) notifying all Access Persons when a Regular Blackout Period will begin and end. In the case of a Special Blackout Period, the Company will notify Board Members and other applicable Access Persons and other specified Team Members by e-mail (or other communication) when the Special Blackout Period begins and when it ends. The Company’s delivery or nondelivery of these e-mails (or other communications) does not relieve any such persons of the obligation to only trade in securities of the Company in full compliance with this Policy.

3.3    Notice and Pre-Clearance of Transactions. Certain Access Persons are required to obtain pre-clearance of any trading activity as described in this Section 3.3.

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

(a)Pre-Transaction Clearance. No Board Member, Section 16 Officer or any member of the Company’s Executive Committee (a “Pre-Clearance Person”) may purchase or sell or otherwise acquire or dispose of securities of the Company, or enter into a plan with respect to the purchase or sale of securities of the Company, other than in a transaction permitted under Section 4, unless such person pre-clears the transaction with both the Chief Financial Officer and the General Counsel; provided, however, in the event that (i) either the Chief Financial Officer or the General Counsel is not available for such pre-clearance, such transaction shall require the Chief Human Resources Officer’s pre-clearance as the second approval, or in the absence of a Chief Human Resources Officer, the approval of the Chief Executive Officer or Chief Operating Officer. A request for pre-clearance shall be made at least two business days in advance of the proposed transaction and by completing a “Request for Pre-Clearance” form, which is attached hereto as Schedule II, and submitting it to the General Counsel. Pre-clearance must be in writing, dated and signed, specifying the securities involved. The Chief Financial Officer, the General Counsel and, in the following limited circumstances, the Chief Human Resources Officer, or in the absence of a Chief Human Resources Officer, the Chief Executive Officer or Chief Operating Officer (collectively, as applicable, the “Approving Officers”) shall have sole discretion to decide whether to clear any contemplated transaction, subject to the following:

•the General Counsel and the Chief Human Resources Officer, or in the absence of a Chief Human Resources Officer, the Chief Executive Officer or Chief Operating Officer, shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Financial Officer, and
•the Chief Financial Officer and the Chief Human Resources Officer, or in the absence of a Chief Human Resources Officer, the Chief Executive Officer or Chief Operating Officer, shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel.

All trades and plans that are pre-cleared must be effected within two business days of receipt of the pre-clearance unless a specific exception has been granted by the applicable Approving Officers. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the two business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of MNPI or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed.

(b)    Post-Transaction Notice. To facilitate public reporting requirements, each Board Member and Section 16 Officer shall also notify the General Counsel (or his or her designee) of (i) the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company, or (ii) the entry into, amendment or termination of any plan with respect to the purchase or sale of Company securities, in each case, as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

(c)    Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

(d)    Pledges and Related Transactions. Any person who wishes to pledge Company securities as collateral for a loan that is permitted in, and in accordance with, Section 2.3 must submit a request for approval to the Approving Officers, which is attached hereto as Schedule III.

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

Exceptions
4.1    Exceptions. The prohibitions in Sections 2.2 and 3.2 on purchases, sales, gifts and donations of Company securities do not apply to:

•    exercises of stock options or other equity awards that would otherwise expire (including any automatic option exercise provisions contained in award agreements for such purpose) or the surrender to or withholding by the Company of shares in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Team Member or Board Member is aware of MNPI or, in the case of an Access Person, during a Blackout Period;

•    transferring of shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime);

•    the execution of transactions pursuant to a trading plan that complies with Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”); provided that any such plan entered into by a Pre-Clearance Person has been pre-cleared in accordance with Section 3.3;

•    to the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, (i) the sale of any such stock, (ii) an election to increase or decrease the percentage of periodic contributions allocated to the stock fund, (iii) an election to transfer funds into or out of the stock fund, or (iv) a loan with respect to amounts invested in the stock fund is subject to this Policy;

•    to the extent the Company offers its securities as an investment option in an employee stock purchase plan, the purchase of stock through the Company’s employee stock purchase plan; however, the sale of any such stock and changing instruction regarding the level of withholding contributions that are used to purchase stock are subject to this Policy; or

•    to the extent the Company offers a dividend reinvestment plan (“DRIP”), the purchase of stock through the DRIP resulting from reinvestment of dividends paid on the Company’s securities; however, (i) a voluntary purchase of the Company’s securities that results from additional contributions a participant chooses to make to the DRIP, and to a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP, and (ii) a participant’s sale of any of the Company’s securities purchased pursuant to the DRIP, are subject to this Policy.

4.2     10b5-1 Plans. The prohibitions in Sections 2.2 and 3.2 on purchases, sales, gifts and donations of Company securities do not apply to purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “Trading Plan”) that is adopted and operated in compliance with Rule 10b5-1; provided such Trading Plan: (i) is in writing; (ii) was submitted to the Company for review by the Company and pre-cleared by both the Chief Financial Officer and the General Counsel prior to its adoption; provided, however, in the event that (i) either the Chief Financial Officer or the General Counsel is not available for such pre-clearance, such transaction shall require the Chief Human Resources Officer’s pre-clearance as the second approval, or in the absence of a Chief Human Resources Officer, the approval of the Chief Executive Officer or Chief Operating Officer; (iii) was not adopted while the applicable person was aware of MNPI or, in the case of an Access Person, otherwise during a Blackout Period; and (iv) in the case of a Board Member or Section 16 Officer, requires the Board Member’s or Section 16 Officer’s broker to notify the Company before the close of business on the day after the execution of the transaction.

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

(a)Required Waiting Period for Trading Plans. At all times, Trading Plans must include such waiting or “cooling-off” periods as may be required by Rule 10b5-1 (including, without limitation, the maximum cooling off period permitted under such rule).

(b)Modifications to or Terminations of Trading Plans. Modifications to or terminations of Trading Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Trading Plan must also comply with all of the above requirements, including pre-clearance by the General Counsel, occurrence outside of a Blackout Period and compliance with any required waiting period under Rule 10b5-1.

(c)No more than One Trading Plan/No Overlapping Trading Plans. No person may have more than one Trading Plan or overlapping Trading Plans, except to the extent permitted by Rule 10b5-1.

Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy shall automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading” (including, without limitation, any required disclosure of new and/or amended Trading Plans for Board Members and certain Access Persons).

The Company reserves the right to withhold pre-clearance of any Trading Plan that the Company determines is not consistent with the rules regarding such plans.

4.3    Partnership Distributions. Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Board Member is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected Board Member and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

4.4    Underwritten Public Offering. Nothing in this Policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.

4.5    Application of Policy after Cessation of Service. For all Covered Persons, this Policy continues in effect until the end of the first Regular Blackout Period after termination of employment or other relationship with the Company, except that, unless otherwise notified by the Company, the pre-clearance requirements set forth in Section 3.3 continue to apply to Pre-Clearance Persons and their respective Family Members and Related Entities for six months after termination of their status with the Company.

Regulation BTR
If the Company is required to impose a “pension fund blackout period” under Regulation BTR, no Board Member or Section 16 Officer shall directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

Penalties for Violation
Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment (which termination shall be deemed to be termination for “cause”). In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings that can result in

Policy Number: HGV-LG-003 Policy Name: Insider Trading Policy Department Sponsor: Legal Last Update: August 6, 2025	Insider Trading Policy

significant fines and civil penalties, being barred from service as an officer or director of a public company or being sent to jail.

Company Education and Assistance
7.1    Education. The Company shall take reasonable steps designed to ensure that all Board Members and Team Members are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.

7.2    Assistance. The Company shall provide reasonable assistance to all Board Members and Section 16 Officers, as requested by such Board Members and Section 16 Officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Board Members and Section 16 Officers.

7.3    Limitation on Liability. None of the Company, the Chief Financial Officer, the General Counsel, the Chief Human Resources Officer, the Chief Executive Officer, the Chief Operating Officer or the Company’s other Team Members will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2.3, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of a trading plan pursuant to Section 4.1, none of the Company, the Chief Financial Officer, the General Counsel, the Chief Human Resources Officer, the Chief Executive Officer, the Chief Operating Officer and/or the Company’s other Team Members, as applicable, assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan. Any decision by the Company to pre-clear a transaction under this Policy does not constitute legal advice, and it is your responsibility to ensure compliance with applicable securities laws when trading in the Company’s securities.

Amendment
The Policy may be waived or amended from time to time. In addition, any changes or amendments that may be required or necessary to the Policy as a result of any new regulatory or changes to existing regulatory requirements that may be applicable to matters covered in, or subject to, the Policy (including, without limitation any new laws, rules, or regulations as may be adopted by the SEC or listing requirements of the New York Stock Exchange) shall automatically be deemed to be incorporated in the Policy immediately as of the applicable effective date of any such new laws, rules, regulations, or listing requirements notwithstanding any delays in amendments to the Policy.

Schedule I
ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY
    If you are an Access Person, we ask that you acknowledge that you have received and read this Insider Trading Policy. Hilton Grand Vacations Inc. may ask you to re-submit this acknowledgement on an annual basis, at such time as you have been notified that you are an Access Person or whenever the Insider Trading Policy is significantly updated.

    By my signature below, I acknowledge that I have read and received Hilton Grand Vacations Inc.’s Insider Trading Policy.

Signature:

Name (printed):
Date:

Insider Trading Policy
Schedule II

REQUEST FOR PRE-CLEARANCE TRADE HILTON GRAND VACATIONS INC. SECURITIES

Type of Security [check all applicable boxes]
Common stock
Preferred stock
Restricted stock
Stock Option
Number of Shares ____________________

Proposed Date of Transaction    ____________________

Type of Transaction
Stock option exercise – Exercise Price $_______/share
Exercise Price paid as follows:
Broker’s cashless exchange
cash
pledge
other _____________________
Withholding tax paid as follows:
Broker’s cashless exchange
cash
other _____________________
Purchase
Sale
Gift

Broker Contact Information
    Company Name     ___________________________________________
    Contact Name         ___________________________________________
    Telephone         ___________________________________________
    Fax            ___________________________________________
    Account Number    ___________________________________________

Status (check all applicable boxes)
Executive Officer
Board Member

“Opposite-way” Transaction(s) within Past Six Months

Yes
No

Insider Trading Policy
If yes, please describe when the transaction occurred, how many shares were sold or purchased and the price at which they were sold or purchased.

________________________________________________________________________________________________

Filing Information (check all applicable boxes and complete blanks)
Date of filing of last Form 3 or 4 _____________________________________
Is a Form 144 Necessary?
Date of filing of last Form 144 _____________________________________

I am not currently in possession of any material non-public information relating to Hilton Grand Vacations Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Hilton Grand Vacations Inc. arises and, in the reasonable judgment of Hilton Grand Vacations Inc., the completion of my trade would be inadvisable. Furthermore, I acknowledge that I have reviewed and read the Insider Trading Policy and this request is being made as permitted in such policy. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature _____________________________    Date ________________________
Print Name ____________________________
Telephone Number Where You May Be Reached ________________________

Request Approved (transaction must be completed within two business days after approval; notwithstanding this approval, if the person whose signature appears above becomes aware of material non-public information or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed).
Request Denied
Request Approved with the following modification __________________________

Signature _____________________________    Date ________________________
Print Name* ____________________________

Signature _____________________________    Date ________________________
Print Name* ____________________________

* Approval of two Approving Officers (as defined in the Policy) are required and only the Approving Officers may approve this request.

Insider Trading Policy
Schedule III

REQUEST FOR APPROVAL OF PLEDGES HILTON GRAND VACATIONS INC. SECURITIES

Type of Security to be Pledged [check all applicable boxes]
Common stock
Preferred stock
Restricted stock
Stock Option
Number of Shares to be Pledged: ____________________
Approximate Value of Shares to be Pledged: ____________________
Proposed Date of Your Pledge/Loan (“Loan”) Transaction: ____________________
Amount of Loan: ____________________
Brief Description of the Purpose of the Loan/Pledge Transaction:

Is the Loan from a financial or lending institution that ordinarily provides similar loans to consumers?
Yes
No

Are the terms of the Loan (including repayment, pledges, securities interests, remedies) generally consistent with market terms? Have such terms been negotiated with the lending institution in the ordinary course, and to your knowledge, subject to approval and underwriting process that such lending institution ordinarily undertakes for loan transactions similar to the Loan?
Yes
No

Do you or your family members control or have a significant interest in the lending institution making the Loan?
Yes
No

Do you have the financial capacity to repay the Loan in accordance with its term?
Yes
No

Do you expect to have to use the Pledged shares to satisfy the repayment obligations and related terms of the Loan?
Yes
No

Insider Trading Policy
Have you defaulted on, or are you currently in default under, any consumer loans similar to the Loan pursuant to which any pledged and/or collateralized property underlying such obligations have been, or are contemplated to be, transferred, sold, or disposed of?
Yes
No

Broker Contact Information (if applicable)
    Company Name     ___________________________________________
    Contact Name         ___________________________________________
    Telephone         ___________________________________________
    Email            ___________________________________________

Lender Contact Information
    Company Name     ___________________________________________
    Contact Name         ___________________________________________
    Telephone         ___________________________________________
    Email            ___________________________________________

Status (check all applicable boxes)
Executive Officer/Executive Committee Member
Board Member/Director
I am not currently in possession of any material non-public information relating to Hilton Grand Vacations Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that this pre-approval may be rescinded prior to effectuating the above transaction if material non-public information regarding Hilton Grand Vacations Inc. (“HGV”) arises and, in the reasonable judgment of HGV, the completion of the above pledge transaction would be inadvisable. Furthermore, I acknowledge that I have reviewed and read the Insider Trading Policy and this request is being made as permitted in such policy. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that pre-approval of any proposed pledge transaction, or any subsequent transactions arising from such pledges in the event of any default of the corresponding obligations, should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information. In addition, I understand that HGV’s Insider Trading Policy strictly prohibits any purchases of its securities on margin or to borrow against its securities in a margin account. In addition, such policy prohibits the pledge of HGV’s securities as collateral for a loan except when I have demonstrated (as I have pursuant to this request) the financial capacity to repay the Loan without resort to such pledged securities. I confirm that the proposed pledge transaction and Loan are not for a margin loan, account or similar arrangements.

Insider Trading Policy
Signature _____________________________    Date ________________________
Print Name ____________________________
Telephone Number Where You May Be Reached ________________________

Request Approved (transaction must be completed within two business days after approval; notwithstanding this approval, if the person whose signature appears above becomes aware of material non-public information or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed)
Request Denied
Request Approved with the following modification: __________________________

Signature _____________________________    Date ________________________
Print Name* ____________________________

Signature _____________________________    Date ________________________
Print Name* ____________________________

* Two Approving Officers’ (as defined in the Policy) approvals are required. Only the Approving Officers may approve this request.